EXHIBIT 5.1
[LETTERHEAD OF MORRISON & FOERSTER LLP]

May 31, 2006

Smith Micro Software, Inc.
51 Columbia, Suite 200
Aliso Viejo, California 92656
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) of Smith Micro Software, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on May 31, 2006, relating to the registration under the Securities Act of 1933, as amended, of up to 384,897 shares of the Company’s common stock, $0.001 par value per share (the “Stock”), issued to certain selling security holders named in the Registration Statement.
As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Stock, made such inquiries of certain officers of the Company and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.
We are of the opinion that all of the shares of Stock have been duly authorized by the Company. In addition, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.
Very truly yours,

/s/ Morrison & Foerster LLP